Exhibit 99.1

Press Release

TNS, Inc. Appoints Thomas E. Wheeler to Board of Directors

RESTON, Va. — December 3, 2009 —TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, has appointed Thomas E. “Tom” Wheeler, 63, to its board of directors, increasing the number of board seats to six from five.  Mr. Wheeler has worked at the forefront of telecommunications policy and business development for three decades and is currently a managing director of Core Capital Partners, an early stage technology venture capital fund.

Henry H. Graham, Jr., chief executive officer and director of TNS, stated, “The board is delighted to welcome Tom Wheeler, an acclaimed telecommunications industry pioneer and policy maker, to TNS.  His tremendous experience and capabilities will offer valuable added perspective to our strategic planning, particularly in view of our recent acquisition of CSG, as we pursue our growth opportunities across the markets we serve today and those we will target in future.”

Mr. Wheeler is the only person to be chosen for both the Cable Television Hall of Fame and the Wireless Industry Hall of Fame.  From 1976 to 1984, he was associated with the National Cable Television Association (NCTA), where he was president from 1979 to 1984.   For several years thereafter, Mr. Wheeler was CEO of several new technology start-ups, including the first company to offer high speed data delivery to home computers and the first digital video delivery service.  In 1992, he was asked to head the Cellular Telecommunications & Internet Association (CTIA), where he served as CEO until 2004.  A recognized author, commentator, and philanthropist who led President Obama’s Transition Team on Science, Technology, Space and the Arts, Mr. Wheeler also serves on EarthLink’s (NASDAQ: ELNK) board of directors.  Mr. Wheeler is a graduate of The Ohio State University, the recipient of its Alumni Medal for national and international career achievement, and sits on the advisory board of the university’s John Glenn School of Public Affairs.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

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